As filed with the Securities and Exchange Commission on December 13, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Endeavour International Corporation
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	88-0448389 (I.R.S. Employer Identification No.)
1000 Main Street, Suite 3300
Houston, Texas 77002
(713) 307-8700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

H. Don Teague
1000 Main Street, Suite 3300
Houston, Texas 77002
(713) 307-8700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
T. Mark Kelly
Vinson & Elkins L.L.P.
First City Tower
1001 Fannin Street, Suite 2500
Houston, Texas 77002-6760
(713) 758-3613
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said 8(a), may determine.
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate offering	Amount of
securities to be registered	registered	per share	price	registration fee
Common Stock, par value $0.001 per share	85,000,000 (1)	$2.36(2)(3)	$200,600,000(3)	$21,465

(1)	Represents shares of common stock which may be issuable upon conversion of the Series A Preferred Stock or Series C Preferred Stock and which we may, at our option, pay as dividends in respect of the Series A Preferred Stock or the Series C Preferred Stock in lieu of cash.

(2)	Pursuant to Rule 457(c) of the Securities Act, the registration fee is calculated on the basis of the average of the high and low sale prices for our common stock on December 8, 2006, as reported on the American Stock Exchange.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.
Subject to completion, dated December 13, 2006
Prospectus
Up to 85,000,000 Shares of Common Stock Issuable Upon
Conversion of the Series A or Series C Preferred Stock and
That May Be Paid as Dividends in Respect of
the Series A or Series C Preferred Stock
The securities to be offered and sold using this prospectus are shares of our common stock issuable upon conversion of our Series A Preferred Stock or Series C Preferred Stock and shares of our common stock that may be paid as dividends in respect of the Series A Preferred Stock or Series C Preferred Stock. The Series A Preferred Stock is currently issued and outstanding, however, we are holding a special meeting on December 19, 2006 at which we have asked our stockholders to consider and approve the exchange of all of the outstanding Series A Preferred Stock for newly issued Series C Preferred Stock. The terms of conversion of the Series C Preferred Stock are identical to the terms of conversion of the Series A Preferred Stock except for certain antidilution provisions pursuant to which the conversion price of the Series C Preferred Stock may be adjusted should we consummate any dilutive transactions that were previously prohibited by the terms of the Series A Preferred Stock. These securities may be offered and sold by the selling stockholders named in this prospectus or in any supplement to this prospectus from time to time in accordance with the provisions set forth under “Plan of distribution.”
Our common stock is listed on the American Stock Exchange under the symbol “END.” On December 12, 2006, the closing sale price of our common stock on the American Stock Exchange was $2.39 per share.
We entered into a subscription and registration rights agreement with the purchasers of our Series A Preferred Stock pursuant to which we agreed to file a shelf registration statement (of which this prospectus is a part) with the Securities and Exchange Commission covering resales of the common stock issuable upon conversion of the Series A Preferred Stock or Series C Preferred Stock and shares of our common stock that may be paid as dividends in respect of the Series A Preferred Stock or Series C Preferred Stock.
The selling stockholders may sell the securities offered by this prospectus from time to time on any exchange on which the securities are listed on terms to be negotiated with buyers. They may also sell the securities in private sales or through dealers or agents. The selling stockholders may sell the securities at prevailing market prices or at prices negotiated with buyers. The selling stockholders will be responsible for any commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale by the selling stockholders of the securities offered by this prospectus.
See “Risk factors” beginning on page 3 for a discussion of certain risks that you should consider in connection with an investment in our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is      , 2006.

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In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.
You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Page
Summary	1
Risk factors	3
Cautionary statement concerning forward-looking statements	13
No proceeds	14
Selling Security Holders	15
Plan of distribution	17
Legal matters	18
Experts	18
Where you can find more information	18
Incorporation of certain documents by reference	19
Certificate of Amendment
Opinion of Vinson & Elkins L.L.P.
Consent of L J Soldinger Associates LLC
Consent of KPMG LLP
Consent of Ernst & Young LLP
Consent of Gaffney, Cline & Associates, Ltd.
Endeavour International Corporation is a Nevada corporation. Our principal executive offices are located at 1000 Main Street, Suite 3300, Houston, Texas 77002, and our telephone number is (713) 307-8700. Our website is www.endeavourcorp.com. The information on our website is not part of this prospectus.

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Summary
This summary highlights the information contained elsewhere or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this prospectus and the documents incorporated by reference in this prospectus. You should read the following summary together with the more detailed information and consolidated financial statements, including the accompanying notes, included elsewhere or incorporated by reference in this prospectus.
Except as otherwise set forth in this prospectus, “the Company,” “we,” “our,” and “us” refer to Endeavour International Corporation and its consolidated subsidiaries.
Our company
We are an independent oil and gas company engaged in the exploration, development and production of oil and gas reserves in the North Sea. Our focus on the North Sea is based on our belief that major oil and gas producers are shifting their strategic focus away from the mature producing areas of the North Sea, similar to the transition that occurred in the Gulf of Mexico in the 1980’s. We believe this will create significant opportunities for smaller independent producing companies to capitalize on the attractive qualities of the North Sea, such as significant estimates of undiscovered reserves in the region, extensive existing infrastructure, recent favorable regulatory initiatives and advances in technology and completion techniques. We have assembled a senior management team with extensive technical expertise and an average of over 20 years of industry experience to take advantage of these opportunities.
Our strategy
Our goal is to create stockholder value by increasing reserves, production and cash flow. We intend to accomplish this goal by continuing our focus on the following key strategies:
Focus on the North Sea. We intend to focus our operations on reserves in the North Sea. We believe the current restructuring of portfolios by larger energy companies away from the more mature North Sea will create opportunities for smaller companies. As a result, we expect the region to remain attractive with additional prospects, acreage and production opportunities becoming available as these larger energy companies divest certain of their North Sea assets and focus in other regions. We also believe the North Sea contains high-value exploration opportunities with significant reserve potential that have yet to be discovered, and that the existing and available infrastructure in the North Sea region further enhances the economic potential of the opportunities in this region. Further consolidation of independent producers in the area should also create more opportunities for us to acquire and develop attractive assets and prospects.
Expand operations through acquisitions. In keeping with our operating philosophy, we intend to continue to pursue strategic acquisitions of new properties that expand our current asset base, provide an attractive rate of return and, in some cases, offer unexploited reserve potential. In addition, by pursuing strategic acquisitions, we expect to be able to utilize cash flows from producing assets that we acquire to help fund our exploration drilling program.
Grow through exploration. We intend to grow our reserves and production through exploratory activities on our existing acreage, acreage acquired in future licensing rounds and acreage obtained through farm-ins with other industry participants. In addition, we intend to utilize our access and license rights to PGS’s 3-D MegaSurvey and North Sea Digital Atlas data covering the continental shelves of the UK, Norway and the Netherlands to efficiently and accurately identify development and exploration opportunities not yet fully exploited by the energy industry.

The offering

Issuer	Endeavour International Corporation, a Nevada corporation.

Selling Stockholders	The common stock to be offered and sold using this prospectus will be offered and sold by the selling stockholders named in this prospectus or in any supplement to this prospectus. See “Selling Stockholders.”

Common Stock Offered	Up to 85,000,000 shares of our common stock, par value $0.001 per share, issuable upon conversion of our Series A Preferred Stock or Series C Preferred Stock and that may be paid as dividends in respect of the Series A Preferred Stock or Series C Preferred Stock.

No Proceeds	We will not receive any proceeds from the sale by any selling stockholder of shares of our common stock.

Symbol for Our Common Stock	Our common stock is listed on the American Stock Exchange under the symbol “END.”

Risk Factors	See “Risk Factors” beginning on page 3 of this prospectus and the other information included in this prospectus and our SEC filings for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Risk factors
You should carefully consider each of the following risks and all of the information set forth in this prospectus and in the documents we incorporate by reference before deciding to invest in our common stock. If any of the following risks and uncertainties develop into actual events, our business, financial condition, results of operations or cash flows could be materially adversely affected. In that case, the trading price of our common stock could decline and you may lose all or part of your investment.
Risks related to our business
We have had operating losses to date and do not expect to be profitable in the foreseeable future.
We have been operating at a loss each year since our inception, and we may incur losses in the future. Net loss for the years ended December 31, 2005, 2004 and 2003 was $31.4 million, $23.4 million and $36.8 million, respectively. We expect to incur substantial expenditures in connection with our oil and gas exploration development and production activities which will be in excess of operating cash flows and will require us to seek external sources of capital in the future.
Because we have a limited operating history in the North Sea, you may not be able to evaluate our current business and future earnings prospects accurately.
We began focusing our operations in the North Sea in February 2004, following the completion of our acquisition of NSNV, Inc. As a result, we have a limited operating history in this region upon which you can base an evaluation of our current business and our future earnings prospects. In addition, the historical financial statements for the years ended December 31, 2004 and 2003 incorporated by reference into this prospectus reflect our historical operations while we were not operating solely in the North Sea. Accordingly, you have limited financial information relating to our results of operations from the North Sea upon which to make your decision whether to invest in our common stock.
Our ability to produce commercial quantities of oil and gas from our properties may be adversely affected by factors outside of our control. If we are unable to produce oil and gas from our properties in commercial quantities, our operations will be severely affected.
Our business of exploring for, developing and producing oil and gas involves a substantial risk of investment loss. Drilling oil and gas wells involves the risk that the wells may be unproductive or that the wells, although productive, do not produce oil or gas in economic quantities. In 2005, we drilled four wells in the United Kingdom, none of which found commercial quantities of hydrocarbons. Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, loss of circulation of drilling fluids, or other conditions may substantially delay or prevent completion of any well. This could result in a total loss of our investment in a particular property. Certain of our operating areas are subject to severe weather conditions which could adversely impact our operations. A productive well may become uneconomic if water or other substances are encountered, which impair or prevent the production of oil and gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. We cannot assure you that oil and gas will be produced from the properties in which we have interests, nor can we assure the marketability of oil and gas that may be acquired or discovered. Numerous factors are beyond our control, including the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, allowable production and environmental regulations. We cannot predict how these factors may affect our business.
We may not be able to replace production with new reserves which could cause our production and reserves to decline.
Our future oil and gas production is highly dependent upon our level of success in finding or acquiring additional reserves. In general, the volume of production from oil and gas properties declines as reserves are depleted. The decline rates depend on reservoir characteristics. Our reserves will decline unless we acquire properties with proved reserves or conduct successful development and exploration drilling activities.

We have limited control over the availability or cost of drilling rigs and other equipment and services which are essential to our operations, and market conditions or transportation impediments may hinder access to oil and gas markets or delay production.
We have limited control over the availability and cost of drilling rigs and other services and equipment which are necessary for us to carry out our exploration and development activities. Procuring a sufficient number of drilling rigs is expensive and difficult as the market for such rigs is highly competitive. The cost of all oil field services has increased significantly during the past year as oil and gas companies have sought to increase production. There is no assurance that we will be able to contract for such services or equipment on a timely basis or that the cost of such services and equipment will remain at a satisfactory or affordable level. Shortages or the high cost of drilling rigs, equipment supplies or personnel could delay or adversely affect our exploration and development operations, which could have a material adverse effect on business, financial condition or results of operations.
Market conditions, the unavailability of satisfactory oil and natural gas transportation or the location of our drilling operations may hinder our access to oil and gas markets, or delay production or increase our expenses. The availability of a ready market for oil and gas production depends on a number of factors, including the demand for and supply of oil and gas and the proximity of reserves to pipelines and terminal facilities.
If we are unable to identify additional oil and gas prospects in which we can acquire an interest at an affordable price, we may not be able to grow successfully.
One element of our strategy is to continue to grow through selected acquisitions of additional interests in oil and gas prospects. This strategy may not be successful, however, because:
•	we may not be able to identify additional desirable oil and gas prospects and acquire interests in such prospects at a desirable price;
•	any of our completed, currently planned, or future acquisitions of interests in oil and gas prospects may be found not to include prospects that contain proved oil or gas reserves;
•	we may not have the ability to develop prospects that contain proved oil or gas reserves to the point of commercial production;
•	we may not have the financial ability to complete additional acquisitions of interests in oil and gas prospects or to develop the prospects that we acquire to the point of production; and
•	we may not be able to complete additional acquisitions on terms favorable to us or at all.
Our debt level could negatively impact our financial condition, results of operations and business prospects.
As of September 30, 2006, we had $81.25 million in outstanding indebtedness. In addition, in connection with our acquisition of all the outstanding shares of Talisman Expro Limited (the “Acquisition”), we incurred an additional $150 million in debt under our $225 million senior bank facility (which has an initial borrowing base of approximately $185 million) and $75 million in debt under our second lien term loan. Accordingly, our total outstanding debt on a pro forma basis for the Acquisition is approximately $306.25 million. Our level of indebtedness could have important consequences on our operations, including:
•	making it more difficult for us to satisfy our obligations under our indentures or the terms of our other debt and increasing the risk that we may default on our debt obligations;
•	requiring us to dedicate a substantial portion of our cash flow from operating activities to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;
•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and other general business activities;

•	decreasing our ability to withstand a downturn in our business or the economy generally; and
•	placing us at a competitive disadvantage against other less leveraged competitors.
We may not have sufficient funds to repay our outstanding debt. If we are unable to repay our debt out of cash on hand, we could attempt to refinance such debt, sell assets or repay such debt with the proceeds from an equity offering. We cannot assure you that we will be able to generate sufficient cash flow from operating activities to pay the interest on our debt or that future borrowings, equity financings or proceeds from the sale of assets will be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock, a refinancing of our debt or a sale of assets include financial market conditions and our market value and operating performance at the time of such offering or other financing. We cannot assure you that any such offering, refinancing or sale of assets can be successfully completed, which could have a material adverse effect on our operations and negatively impact our exploration program.
We have outstanding $81.25 million of 6.00% convertible senior notes due 2012. Upon specified change of control events, each holder of those notes may require us to purchase all or a portion of the holder’s notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, up to but excluding the date of purchase, plus in certain circumstances, a makewhole premium. We also have outstanding $150 million under a Secured Revolving Loan and Letter of Credit Facility Agreement and $75 million outstanding under a Second Lien Credit and Guarantee Agreement (together, the “Debt Agreements”). Upon specified change of control events, each lender under the Debt Agreements may cancel the facility and declare outstanding loans, plus accrued and unpaid interest, outstanding letters of credit and other outstanding fees, if any, due and payable. We cannot assure you we would have sufficient financial resources to purchase the notes for cash or repay the lenders under our Debt Agreements upon the occurrence of a change of control. In addition, events involving a change of control may result in an event of default under other debt we may incur in the future.
The Series A Preferred Stock includes a covenant that will limit our ability to issue common stock in the future.
The Series A Preferred Stock includes a covenant that we will not, without the prior approval of a majority of the holders of the Series A Preferred Stock, directly or indirectly, issue or sell any shares of common stock for a price per share less than 94% of the conversion price applicable to the Series A Preferred Stock. This restrictive covenant will lapse and no longer be in force and effect if we obtain the approval of a majority of our stockholders to issue a new Series C Preferred Stock in exchange for the Series A Preferred Stock, which would include certain antidilution provisions to protect the holders of the Series C Preferred Stock in the event that we issue shares of common stock at a price below the applicable conversion price. If such stockholder approval is not obtained, then the restrictive covenant shall continue for so long as the Series A Preferred Stock is outstanding. This restrictive covenant would restrict us from having available equity capital from common stock issuances in situations in which the market price of our common stock was then below 94% of the conversion price of the Series A Preferred Stock and could adversely impact our ability to finance future acquisitions or operations.
Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
Certain of our borrowings, primarily borrowings under our bank facilities, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed would remain the same, and our net income would decrease. A 0.25% change in interest rates would result in a $0.6 million change in our annual interest expense.
We will not be the operator of all of the interests we own or acquire, and therefore we may not be in a position to control the timing of development efforts, the associated costs, or the rate of production of the reserves in respect of such interests.
A significant number of our interests, including our two producing fields, are located in blocks that we do not currently operate and as we carry out our planned drilling program, we will not serve as operator of all planned wells. As a result, we may have limited ability to exercise influence over the operations of these interests or their associated costs. Dependence on the operator and other working interest owners for these projects, and limited ability to influence operations and associated costs could prevent the realization of expected returns on capital in drilling or acquisition activities. The success and timing of development and exploitation activities on properties operated by others depend upon a number of factors that will be largely outside our control, including:
•	the timing and amount of their capital expenditures;
•	the availability of suitable offshore drilling rigs, drilling equipment, support vessels, production and transportation infrastructure and qualified operating personnel;
•	the operator’s expertise and financial resources;
•	approval of other participants to drill wells and implement other work programs;
•	selection of technology; and
•	the rate of production of the reserves.
If we are unable to obtain additional financing or generate sufficient operating cash flow, we may not be able to adequately fund our existing development and exploration projects, acquire additional oil and gas interests, or maintain our rights in such projects.
We may not have an adequate amount of financial resources to adequately fund all of our development and exploration projects. In the past, we have relied on credit facility borrowings and the sale of our debt and equity securities to fund the acquisition, exploration and development of our petroleum properties. We may need to raise additional capital to continue funding these projects and to have the ability to fund additional projects. We cannot assure you that additional funding will be available to us for exploration and development of our projects or to fulfill our obligations under any agreements. We also cannot assure you that we will be able to generate sufficient operating cash flow or obtain adequate financing in the future or that the terms of any such financing will be favorable. Failure to generate such additional operating cash flow or obtain such additional financing could result in delay, postponement or cancellation of further exploration and development of our projects or the loss of our interest in our prospects.
Competition for oil and gas properties and prospects is intense and some of our competitors have larger financial, technical and personnel resources that give them an advantage in evaluating, obtaining and developing properties and prospects.
We operate in a highly competitive environment for reviewing prospects, acquiring properties, marketing oil and gas and securing trained personnel. Many of our competitors are major or independent oil and gas companies that possess and employ superior financial resources which allow them to obtain substantially greater technical and personnel resources and which better enable them to acquire and develop the prospects that they have identified. We also actively compete with other companies when acquiring new leases or oil and gas properties. Our relatively small size could adversely affect our ability to obtain new licenses in the future. Specifically, competitors with greater resources than our own can have certain advantages that are particularly important in reviewing prospects and purchasing properties. Competitors may be able to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Competitors may also be able to pay more for productive oil and gas properties and exploratory prospects than we are able or willing to pay. If we are unable to compete successfully in these areas in the future, our future revenues and growth may be diminished or restricted.
Acquiring interests in properties for oil and natural gas exploration is speculative in nature and may not ever result in operating revenues or profits.
We cannot assure you that we will discover oil and gas in commercial quantities in our current properties or properties we may acquire in the future. Our success depends upon our ability to acquire working and revenue interests in properties upon which oil and gas reserves ultimately are discovered.

We face risks associated with our acquisition strategy.
As part of our growth strategy, we intend to pursue strategic acquisitions of new properties that expand our current asset base and potentially offer unexploited reserve potential. This strategy involves risks and we cannot assure you that:
•	we will identify suitable acquisition candidates or that we will be able to finance or consummate the transactions we select;
•	any acquisitions will be profitable or be successfully integrated into our operations;
•	we will be able to retain and motivate key personnel of acquired businesses;
•	any acquisitions and integrations will not divert management resources; or
•	any acquisitions and integrations will not have an adverse effect on our results of operations or financial condition.
A significant portion of our proved reserves are undeveloped.
A significant amount of our proved reserves are currently undeveloped. These are reserves which in order to be recovered require drilling new wells and constructing new facilities. There can be no assurance of the timing of these additional expenditures or the magnitude of the ultimate economic recovery of the undeveloped reserves.
Market fluctuations in the prices of oil and gas could adversely affect the price at which we can sell oil or gas discovered on our properties, and lower oil and gas prices may cause us to record ceiling test write-downs.
In recent decades, there have been periods of both worldwide over-production and underproduction of hydrocarbons and periods of both increased and relaxed energy conservation efforts. These conditions have resulted in periods of excess supply of, and reduced demand for, crude oil on a worldwide basis and for natural gas on a regional basis. These periods historically have been followed by periods of short supply of, and increased demand for, crude oil and natural gas. The excess or short supply of oil and gas has placed pressures on prices and has resulted in dramatic price fluctuations, even during relatively short periods of seasonal market demand. We cannot predict with any degree of certainty future oil and gas prices. Changes in oil and gas prices significantly affect our revenues, operating results, profitability and the amount and value of our oil and gas reserves. Lower prices may reduce the amount of oil and gas that we can produce economically. In an attempt to reduce our price risk, we may periodically enter into hedging transactions with respect to a portion of our expected future production.
We use the full cost method of accounting for our oil and gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop oil and gas properties. Under full cost accounting rules, the net capitalized costs of oil and gas properties (net of related deferred taxes), including estimated capitalized abandonment costs, may not exceed a “ceiling limit,” which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10% and excluding cash flows related to estimated abandonment costs, plus the lower of cost or fair value of unproved properties. If net capitalized costs of oil and gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings as an impairment charge. This is called a “ceiling test write-down.” This charge does not impact cash flow from operating activities, but does reduce net income. The risk that we will be required to write down the carrying value of oil and gas properties increases when oil and natural gas prices are low. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves. We cannot assure you that we will not experience ceiling test write-downs in the future.
Derivative transactions may limit our potential gains and involve other risks.
To manage our exposure to price risk with the Acquisition, we entered into commodity derivative contracts. We may also enter into other commodity derivative contracts from time to time with respect to a portion of our future production to manage our exposure to price risk. The goal of these commodity derivative contracts is to limit volatility and increase the predictability of cash flow. These transactions may limit our potential gains if oil and gas prices were to rise over the prices established by the derivative contracts. If oil and gas prices rise, we could be subject to margin calls. In addition, hedging transactions my expose us to the risk of financial loss in certain circumstances, including instances in which:
•	our production is less than expected;
•	the counterparties to our contracts fail to perform under the contracts; or
•	a sudden, unexpected event materially impacts oil or gas prices.
The use of 3-D seismic is only an interpretive tool and we may be unable to recognize significant geological features.
The use of 3-D seismic is only an interpretive tool and we may be unable to recognize significant geological features due to errors in analysis of data, processing limitations or other factors. The use of seismic information does not guarantee that the wells we drill will encounter hydrocarbons, or if we do encounter hydrocarbons, that they will be present in commercial quantities.
We operate in foreign countries and are subject to political, economic and other uncertainties.
We currently have operations in the United Kingdom, Norway and the Netherlands. We may expand our North Sea operations to other countries or regions. International operations are subject to political, economic and other uncertainties, including:
•	the risk of war, acts of terrorism, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, and import, export and transportation regulations and tariffs;
•	taxation policies, including royalty and tax increases and retroactive tax claims;
•	exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over our international operations;
•	laws and policies of the U.S. affecting foreign trade, taxation and investment; and
•	the possibility of being subject to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.
Foreign countries occasionally have asserted rights to land, including oil and gas properties, through border disputes. If a country claims superior rights to oil and gas leases or concessions granted to us by another country, our interests could be lost or decreased in value. Various regions of the world have a history of political and economic instability. This instability could result in new governments or the adoption of new policies that might have a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in termination of contract rights and expropriation of foreign owned assets. This would adversely affect our interests.
Our insurance may not protect us against business and operating risks, including an operator of a prospect in which we participate failing to maintain or obtain adequate insurance.
Oil and gas operations are subject to particular hazards incident to the drilling and production of oil and gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires and pollution and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. We maintain insurance for some, but not all, of the potential risks and liabilities associated with our business. If a significant accident or other event resulting in damage to our operations, including severe weather, terrorist acts, war, civil disturbances, pollution or environmental damage, occurs and is not fully covered by insurance, it could adversely affect our financial condition and results of operations.

We do not currently operate all of our oil and gas properties. In the projects in which we own non-operating interests, the operator may maintain insurance of various types to cover our operations with policy limits and retention liability customary in the industry. The occurrence of a significant adverse event that is not fully covered by insurance could result in the loss of our total investment in a particular prospect and additional liability for us, which could have a material adverse effect on our financial condition and results of operations.
The cost of decommissioning is uncertain.
We expect to incur obligations to abandon and decommission certain structures in the North Sea. To date the industry has little experience of removing oil and gas structures from the North Sea. Few of the structures in the North Sea have been removed, and these were small steel structures and sub-sea installations in the shallow waters of the Southern North Sea. Certain groups have been established to study issues relating to decommissioning and abandonment and how the costs will be borne. Because experience is limited, we cannot predict the costs of any future decommissions for which we might become obligated.
Reserve estimates depend on many assumptions that may turn out to be inaccurate and any material inaccuracies in the reserve estimates or underlying assumptions of our assets will materially affect the quantities and present value of those reserves.
Estimating oil and gas reserves is complex and inherently imprecise. It requires interpretation of the available technical data and making many assumptions about future conditions, including price and other economic factors. In preparing such estimates, projection of production rates, timing of development expenditures and available geological, geophysical, production and engineering data are analyzed. The extent, quality and reliability of these data can vary. This process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. If our interpretations or assumptions used in arriving at our reserve estimates prove to be inaccurate, the amount of oil and gas that will ultimately be recovered may differ materially from the estimated quantities and net present value of reserves owned by us.
Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from estimates, perhaps significantly. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.
If we are unable to fulfill commitments under any of our licenses, we will lose our interest, and our entire investment, in such license.
Our ability to retain licenses in which we obtain an interest will depend on our ability to fulfill the commitments made with respect to each license. We cannot assure you that we or the other participants in the projects will have the financial ability to fund these potential commitments. If we are unable to fulfill commitments under any of our licenses, we will lose our interest, and our entire investment, in such license.
We are subject to environmental regulations that can have a significant impact on our operations.
Our operations are subject to a variety of national, state, local, and international laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection, particularly in the United Kingdom and Norway where our operations are currently concentrated. Failure to comply with these laws and regulations can result in the imposition of substantial fines and penalties as well as potential orders suspending or terminating our rights to operate. Some environmental laws to which we are subject provide for strict liability for pollution damages, rendering a person liable without regard to negligence or fault on the part of such person. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances such as oil and gas related products. Aquatic environments in which we operate are often particularly sensitive to environmental impacts, which may expose us to greater potential liability than that associated with exploration, development and production at many onshore locations.
Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly requirements for oil and gas exploration and production activities could require us, as well as others in our industry, to make significant expenditures to attain and maintain compliance which could have a corresponding material adverse effect on our competitive position, financial condition or results of operations. We cannot provide assurance that we will be able to comply with future laws and regulations to the same extent that we believe we have in the past. Similarly, we cannot always precisely predict the potential impact of environmental laws and regulations which may be adopted in the future, including whether any such laws or regulations would restrict our operations in any area.
Current and future environmental regulations, including restrictions on greenhouse gases due to concerns about climate change, could reduce the demand for our products. Our business, financial condition and results of operations could be materially and adversely affected if this were to occur.
Under certain environmental laws and regulations, we could be subject to liability arising out of the conduct of operations or conditions caused by others, or for activities that were in compliance with all applicable laws at the time they were performed. Such liabilities can be significant, and if imposed could have a material adverse effect on our financial condition or results of operations.
Governmental regulations to which we are subject could expose us to significant fines and/or penalties and our cost of compliance with such regulations could be substantial.
Oil and gas exploration, development and production are subject to various types of regulation by local, state and national agencies. Regulations and laws affecting the oil and gas industry are comprehensive and under constant review for amendment and expansion. These regulations and laws carry substantial penalties for failure to comply. The regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, adversely affects our profitability.
We are dependent on our executive officers and need to attract and retain additional qualified personnel.
Our future success depends in large part on the service of our executive officers. The loss of these executives could have a material adverse effect on our business. Although we have an employment agreement with Mr. Transier, our president and chief executive officer, there can be no assurance that we will have the ability to retain his services. Further, we do not maintain key-person life insurance on Mr. Transier.
Our future success also depends upon our ability to attract, assimilate and retain highly qualified technical and other management personnel, who are essential for the identification and development of our prospects. There can be no assurance that we will be able to attract, integrate and retain key personnel, and our failure to do so would have a material adverse effect on our business.
We are unable to predict the outcome of the pending SEC investigation.
In September 2005, we, our chief executive officers and one of our directors, received subpoenas from the Philadelphia District office of the SEC in a matter captioned In the Matter of TriMedia Entertainment Group, Inc. requesting the provision of certain documents and information relating to us, TriMedia and a number of other companies and individuals. At one time, we had an investment in TriMedia. This interest was transferred as part of our restructuring that occurred in February 2004, described elsewhere in this prospectus. As part of the restructuring, our current management became affiliated with our company, and the company’s name was changed to Endeavour International Corporation. The SEC advised us that its request was in connection with a confidential private investigation and that its request should not be construed as an indication that we or any other person or entity has violated any law. We have cooperated with the SEC and provided documents and information to the SEC. We believe that neither us nor any of our officers or directors have engaged in any wrongful conduct and we do not anticipate that the SEC will make any allegations to that effect. We do not believe that the costs to be incurred by us in connection with the investigation will materially affect us. However, we are unable to predict the outcome of the investigation or whether it could have an impact on us or our operations.

Risks relating to our common stock
The trading price of our common stock may be volatile.
Smaller capitalization companies like ours often experience substantial fluctuations in the trading price of their securities. The trading price of our common stock has from time to time fluctuated significantly and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors, including those set forth herein, as well as our operating results, financial condition, announcements or drilling activities, general conditions in the oil and gas exploration and development industry, and other events or factors, some of which may be unrelated to our performance or prospects or to conditions in the industry as a whole.
There is a limited market for our common stock.
Our common stock is traded on the American Stock Exchange. Historically, there has not been an active trading market for a significant volume of our common stock. We are not certain that an active trading market for our common stock will develop, or if such a market develops, that it will be sustained, which may make it more difficult for you to sell your shares of common stock in the future.
If we, our existing stockholders or holders of our securities that are convertible into shares of our common stock sell additional shares of our common stock, the market price of our common stock could decline.
The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the public market or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
Sales of our common stock are restricted by lock-up agreements that our directors and officers have entered into with J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC. The lock-up agreements restrict our directors and certain of our officers, subject to specified exceptions, from selling or otherwise disposing of any shares for a period of 180 days from October 25, 2006 without the prior written consent of each of J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC. J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC may, however, in their sole discretion and without notice, release all or any portion of the shares from the restrictions in the lock-up agreements.
As of November 30, 2006, we had approximately 118.7 million shares of common stock outstanding, not including the shares being sold in this offering. Of those shares, approximately 4.4 million shares are restricted shares subject to vesting periods of up to three years. The remainder of these shares are freely tradeable.
In addition, approximately 4.5 million shares are issuable upon the exercise of presently outstanding stock options under our employee incentive plans, 1.7 million shares are issuable upon the exercise of presently outstanding options and warrants outside our employee incentive plans, 16.2 million shares are issuable upon the conversion of our convertible senior notes due 2012 and 50.0 million shares are issuable upon conversion of the Series A Preferred Stock, based upon the conversion price of $2.50.
Provisions in our articles of incorporation, bylaws and the Nevada Revised Statutes may discourage a change of control.
Certain provisions of our amended and restated articles of incorporation and amended and restated bylaws and the Nevada Revised Statutes, or NRS, could delay or make more difficult a change of control transaction or other business combination that may be beneficial to stockholders. These provisions include, but are not limited to, the ability of our board of directors to issue a series of preferred stock, classification of our board of directors into three classes and limiting the ability of our stockholders to call a special meeting.
We are subject to the “Combinations With Interested Stockholders Statute” and the “Control Share Acquisition Statute” of the NRS. The Combinations Statute provides that specified persons who, together with affiliates and associates, own, or within three years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder, unless the combination or the transaction by which the person first became an interested stockholder is approved by the corporation’s board of directors before the person first became an interested stockholder.
The Control Share Statute provides that persons who acquire a “controlling interest”, as defined, in a company may only be given full voting rights in their shares if such rights are conferred by the stockholders of the company at an annual or special meeting. However, any stockholder that does not vote in favor of granting such voting rights is entitled to demand that the company pay fair value for their shares, if the acquiring person has acquired at least a majority of all of the voting power of the company. As such, persons acquiring a controlling interest may not be able to vote their shares.

Cautionary statement concerning forward-looking statements
Certain matters discussed in this prospectus and the documents we incorporate by reference herein are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include statements that express a belief, expectation, or intention, as well as those that are not statements of historical fact, and may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believe”, “expect”, “anticipate”, “potential”, “plan”, “goal” or other words that convey the uncertainty of future events or outcomes. We caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties, which may not be exhaustive, relate to, among other matters, the following:
•	discovery, estimation, development and replacement of oil and natural gas reserves;

•	decreases in proved reserves due to technical or economic factors;

•	drilling of wells and other planned exploitation activities;

•	timing and amount of future production of oil and natural gas;

•	the volatility of oil and natural gas prices;

•	availability of drilling and production equipment;

•	operating costs such as lease operating expenses, administrative costs and other expenses;

•	our future operating or financial results;

•	amount, nature and timing of capital expenditures, including future development costs;

•	cash flow and anticipated liquidity;

•	availability and terms of capital;

•	business strategy and the availability of acquisition opportunities; and

•	factors not known to us at this time.
Any of these factors, or a combination of these factors, could materially affect our future financial condition or results of operations and the ultimate accuracy of the forward-looking statements. The forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. In addition, any or all of our forward-looking statements in this prospectus and the documents incorporated by reference therein and herein may turn out to be incorrect. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including those mentioned in “Risk factors” and elsewhere in this prospectus and the documents incorporated by reference herein. Except as required by law, we undertake no obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

No proceeds
The common stock to be offered and sold using this prospectus will be offered and sold by the selling stockholders named in this prospectus or in any supplement to this prospectus. We will not receive any proceeds from the sale of such common stock.

Selling Stockholders
The following table sets forth certain information regarding the selling stockholders’ beneficial ownership of our common stock as of December 12, 2006. The information presented below is based solely on our review of the Schedule 13G Statement of Beneficial Ownership filed by such person with the Securities and Exchange Commission or information otherwise provided by the selling stockholders.

	Number of Shares of		Percentage of		Number of Shares of
	Common Stock		Common Stock	Number of Shares of	Common Stock
	Beneficially		Beneficially	Common Stock That	Beneficially Owned
	Owned (1)		Owned (2)	May Be Sold (1)	After Offering (3)
Goldman, Sachs & Co.	12,000,000	(4)(5)	9.2%	20,400,000	0
HBK Investments L.P.	11,000,000	(6)(7)	8.5%	18,700,000	0
Eton Park Capital Management, L.P.	11,000,000	(8)	8.5%	18,700,000	0
TPG-Axon GP, LLC	7,000,000	(9)	5.6%	11,900,000	0
King Road Investments Ltd.	5,000,000	(10)	4.0%	8,500,000	0
Magnetar Master Fund, Ltd.	4,000,000	(11)	3.3%	6,800,000	0

(1)	The number of shares reported as beneficially owned by each selling stockholder represents the number of shares issuable to such stockholder upon conversion of the Series A Preferred Stock, based on the initial conversion price of $2.50 per share. The Series A Preferred Stock was issued in a private placement consummated on November 1, 2006. If the exchange of the Series A Preferred Stock for newly issued Series C Preferred Stock is approved, the applicable conversion price may decrease if we issue or sell common stock for a price per share less than 94% of the then applicable conversion price. Such a decrease would result in additional shares being issuable upon conversion of the Series C Preferred Stock. In addition, we may pay dividends in respect of the Series A or Series C Preferred stock in shares of common stock. In the table above, under “Number of Shares of Common Stock That May Be Sold,” we have included shares of common stock that may be paid to the selling stockholders as dividends and additional shares of common stock that may be issuable upon conversion of the Series C Preferred Stock in the event that there is a decrease in the applicable conversion price. We will set forth additional information with respect to such shares of common stock in one or more prospectus supplements or amendments, if required.

(2)	This table has been prepared based on 118,655,687 shares of common stock outstanding as of December 12, 2006.

(3)	Because a selling stockholder may sell all or a portion of the common stock registered hereby, we cannot estimate the number or percentage of shares of common stock that the selling stockholders will hold upon completion of the offering. Accordingly, the information presented in this table assumes that the selling stockholders will sell all of their shares of common stock.

(4)	This selling stockholder has identified itself as a registered broker-dealer.

(5)	Represents shares of common stock issuable upon conversion of the Series A Preferred Stock. The selling stockholder is a publicly traded entity.

(6)	This selling stockholder has identified itself as an affiliate of a registered broker-dealer and has represented to us that it acquired its securities in the ordinary course of business and, at the time of the purchase, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute its securities. To the extent that we become aware that such selling stockholder did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act of 1933.

(7)	Represents shares of common stock issuable upon conversion of the Series A Preferred Stock owned by HBK Master Fund L.P. Based on a Schedule 13G filed November 11, 2006, HBK Investments L.P. has sole voting and dispositive power over the securities. Its general partner is HBK Partners II L.P., whose general partner is HBK Management L.L.C.

(8)	Represents shares of common stock issuable upon conversion of the Series A Preferred Stock. Based on a Schedule 13G filed November 8, 2006, as a group, Eton Park Fund, L.P., Eton Park Master Fund, Ltd., Eton Park Associates, L.P., Eton Park Capital Management, L.P. and Eric M. Mindich have shared voting and dispositive power with respect to 11,000,000 shares of common stock. Members of the group have the following voting and dispositive power: Eton Park Fund, L.P. has shared voting and dispositive power as to 3,630,000 shares; Eton Park Master Fund, Ltd. has shared voting and dispositive power as to 7,370,000 shares; Eton Park Associates, L.P. has shared voting and dispositive power as to 3,630,000 shares; Eton Park Capital Management, L.P. has shared voting and dispositive power as to 7,370,000 shares; and Mr. Mindich has shared voting and dispositive power as to 11,000,000 shares. Mr. Mindich disclaims beneficial ownership other than as to the portion of such shares relating to his individual economic interest.

(9)	Represents shares of common stock issuable upon conversion of the Series A Preferred Stock. Based on a Schedule 13G filed November 9, 2006, as a group, TPG-Axon GP, LLC, TPG-Axon Partners GP, L.P., TPG-Axon Partners, LP, TPG-Axon Capital Management, L.P., TPG-Axon Partners (Offshore), Ltd., Dinakar Singh LLC and Dinakar Singh have shared voting and dispositive power with respect to 7,000,000 shares of common stock. Members of the group have the following voting and dispositive power: TPG-Axon GP, LLC has shared voting and dispositive power as to 7,000,000 shares; TPG-Axon Partners GP, L.P. has shared voting and dispositive power as to 2,450,000 shares; TPG-Axon Partners, LP has shared voting and dispositive power as to 2,450,000 shares; TPG-Axon Capital Management, L.P. has shared voting and dispositive power as to 7,000,000 shares; TPG-Axon Partners (Offshore), Ltd. has shared voting and dispositive power as to 4,550,000 shares; Dinakar Singh LLC has shared voting and dispositive power as to 7,000,000 shares; and Dinakar Singh has shared voting and dispositive power as to 7,000,000 shares. Each of TPG-Axon GP, LLC, TPG-Axon Partners GP, L.P., Dinakar Singh LLC and Mr. Singh disclaim beneficial ownership of all of the shares of Series A Preferred Stock and the shares of common stock issuable upon conversion thereof.

(10)	Represents shares of common stock issuable upon conversion of the Series A Preferred Stock.

(11)	Represents shares of common stock issuable upon conversion of the Series A Preferred Stock.
Selling security holders who are registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. In addition, selling security holders who are affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 if such selling security holder (a) did not acquire its common stock in the ordinary course of business or (b) had an agreement or understanding, directly or indirectly, with any person to distribute the common stock. To our knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

Plan of distribution
As of the date of this prospectus, we have not been advised by the selling stockholders as to any plan of distribution. Distributions of the shares by the selling stockholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the shares may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the shares may be sold include:
•	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	underwritten transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the common stock to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the common stock for whom they may act as agent. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares for sale under the Securities Act and to indemnify the selling stockholders and each person who participates as an underwriter in the offering of the shares against certain civil liabilities, including certain liabilities under the Securities Act.
In connection with sales of the common stock under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders also may sell shares of common stock short and deliver them to close out the short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell them.
The selling stockholders and any underwriters, broker-dealers or agents who participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act. Goldman, Sachs & Co. and HBK Investments L.P. have represented to us that they are a broker-dealer or an affiliate of a broker-dealer. Any profit on sale of the shares by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities under the Securities Act and the Securities Exchange Act of 1934.
There can be no assurances that the selling stockholders will sell any or all of the shares offered under this prospectus.
Legal matters
Woodburn and Wedge has passed upon certain legal matters in connection with the registration of the common stock offered hereby. Legal counsel to any underwriters may pass upon legal matters for such underwriters.
Experts
The consolidated financial statements of operations, stockholders equity and cash flows of Endeavour International Corporation for the year ended December 31, 2003, have been audited by L J Soldinger Associates LLC, independent registered public accountants, as stated in their report. We have incorporated these financial statements in this registration statement in reliance upon L J Soldinger Associates LLC’s report, given their authority as experts in accounting and auditing.
The consolidated financial statements of Endeavour International Corporation as of December 31, 2005 and 2004, and for each of the years in the two-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm and upon the authority of said firm as experts in accounting and auditing.
The audited statement of revenues and direct operating expenses of the oil and gas properties to be purchased by Endeavour International Corporation from Talisman Resources Limited for each of the three years in the period ended December 31, 2005 appearing in our Current Report on Form 8-K/A filed November 7, 2006 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated by reference. Such statement of revenues and direct operating expenses is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Certain information incorporated by reference in this prospectus regarding estimated quantities of oil and natural gas reserves owned by us is based on estimates of the reserves prepared by or derived from estimates audited by Gaffney, Cline & Associates, Ltd., independent petroleum engineers, and all such information has been so incorporated in reliance on the authority of that firm as experts regarding the matters contained in their report.
Where you can find more information
This prospectus, including any documents incorporated herein by reference, constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules, and the documents incorporated herein by reference, for further information about our company and the securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules, and the documents incorporated herein by reference, are on file at the offices of the SEC and may be inspected without charge.
We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

Our home page is located at http://www.endeavourcorp.com. Our annual reports on Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available free of charge through our web site as soon as reasonably practicable after those reports or filings are electronically filed or furnished to the SEC. Information on our web site or any other web site is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.
Incorporation of certain documents by reference
We are incorporating by reference in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information in those documents that is deemed by the rules of the SEC to be furnished not filed, until we close this offering:
•	our Annual Report on Form 10-K/A for the year ended December 31, 2005, including information specifically incorporated by reference from our Proxy Statement for our Annual Meeting of Stockholders held on June 1, 2006;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	our Current Reports on Form 8-K and Form 8-K/A filed on January 3, January 30, April 20, May 10, May 22, June 2, June 15, August 22, September 12, October 4, October 10, October 11, October 19, October 20, October 25, November 6, November 7 and November 27, 2006; and

•	the description of our common stock contained in our registration statement on Form 8-A filed on June 10, 2004, as amended by our amended registration statement on Form 8-A/A-1 filed on August 11, 2004, and including any other amendments or reports filed for the purpose of updating such description.
You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:
Endeavour International Corporation
1000 Main Street, Suite 3300
Houston, Texas 77002
(713) 307-8700
Attention: General Counsel

PART II
Information not required in the Prospectus
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses in connection with the distribution of the securities covered by the registration statement of which this prospectus is a part. We will bear all of these expenses.

Registration fee under the Securities Act	$21,465
Printing and engraving expenses *	$10,000
Legal fees and expenses*	$15,000
Accounting fees and expenses*	$15,000
Miscellaneous*	$3,535

Total	$65,000

*	Estimated solely for the purpose of this Item. Actual expenses may be more or less.
Item 15. Indemnification of Officers and Directors.
Our Articles of Incorporation provide that no officer or director of Endeavour will be personally liable to Endeavour or its stockholders for damages for breach of fiduciary duty as a director or officer, other than (1) for acts or omissions that involve intentional misconduct, fraud or knowing violations of law or (2) the unlawful payment of a distribution. In addition, our articles of incorporation and bylaws provide that Endeavour will indemnify its officers and directors and advance related costs and expenses incurred by our officers and directors to the fullest extent permitted by Nevada law. In addition, Endeavour may also enter into agreements with any officer or director and may obtain insurance indemnifying officers and directors against certain liabilities incurred by them.
NRS Section 78.138 provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.
NRS Section 78.7502 permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.
NRS Section 78.751 permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation. NRS 78.751 further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise. NRS 78.752 provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Item 16. Exhibits

Exhibit No.		Description
4.1	—	Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 of our Quarterly Report for the quarter ended June 30, 2004).

4.2*	—	Certificate of Amendment dated June 1, 2006.

4.3	—	Certificate of Designation of Series A Preferred Stock of Endeavour International Corporation (Incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed November 6, 2006).

4.4	—	Certificate of Designation of Series C Preferred Stock of Endeavour International Corporation (Incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K filed November 6, 2006).

4.5	—	Certificate of Designation of Series D Preferred Stock of Endeavour International Corporation (Incorporated by reference to Exhibit 3.3 of our Current Report on Form 8-K filed November 6, 2006).

4.6	—	Amended and Restated Bylaws of Endeavour International Corporation (Incorporated by reference to Exhibit 3.4 of our Current Report on Form 8-K filed November 6, 2006).

4.7	—	Subscription and Registration Rights Agreement, dated October 19, 2006, by and among Endeavour International Corporation and the Investors party thereto (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed October 25, 2006).

5.1*	—	Opinion of Woodburn and Wedge regarding the legality of the common stock.

23.1*	—	Consent of L J Soldinger Associates LLC.

23.2*	—	Consent of KPMG LLP.

23.3*	—	Consent of Ernst & Young LLP.

23.4*	—	Consent of Gaffney, Cline & Associates, Ltd.

23.5*	—	Consent of Woodburn and Wedge (included in Exhibit 5.1).

*	Filed herewith

Item 17. Undertakings
A.	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to the information in this registration statement;
provided, however, that paragraphs A(l)(a) and A(l)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each of the post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(a)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against any liability (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.
D.	The undersigned registrant hereby undertakes:
(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus or any prospectus supplement filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 12th day of December, 2006.

ENDEAVOUR INTERNATIONAL CORPORATION
By:	/s/ Robert L. Thompson
Robert L. Thompson
Vice President, Chief Accounting Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Transier, Lance Gilliland and Robert L. Thompson, and each of them severally his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name of on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on the 12th day of December, 2006.

Signature	Title

/s/ William L. Transier William L. Transier	Chairman, Chief Executive Officer and President (Principal Executive Officer)

/s/ Lance Gilliland Lance Gilliland	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Robert L. Thompson Robert L. Thompson	Vice President, Chief Accounting Officer (Principal Accounting Officer)

/s/ John N. Seitz John N. Seitz	Vice Chairman

/s/ John B. Connally, III John B. Connally, III	Director

/s/ Barry J. Galt Barry J. Galt	Director

/s/ Nancy K. Quinn Nancy K. Quinn	Director

/s/ Thomas D. Clark, Jr. Thomas D. Clark, Jr.	Director

EXHIBIT INDEX

Exhibit No.		Description
4.1	—	Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 of our Quarterly Report for the quarter ended June 30, 2004).

4.2*	—	Certificate of Amendment dated June 1, 2006.

4.3	—	Certificate of Designation of Series A Preferred Stock of Endeavour International Corporation (Incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed November 6, 2006).

4.4	—	Certificate of Designation of Series C Preferred Stock of Endeavour International Corporation (Incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K filed November 6, 2006).

4.5	—	Certificate of Designation of Series D Preferred Stock of Endeavour International Corporation (Incorporated by reference to Exhibit 3.3 of our Current Report on Form 8-K filed November 6, 2006).

4.6	—	Amended and Restated Bylaws of Endeavour International Corporation (Incorporated by reference to Exhibit 3.4 of our Current Report on Form 8-K filed November 6, 2006).

4.7	—	Subscription and Registration Rights Agreement, dated October 19, 2006, by and among Endeavour International Corporation and the Investors party thereto (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed October 25, 2006).

5.1*	—	Opinion of Woodburn and Wedge regarding the legality of the common stock.

23.1*	—	Consent of L J Soldinger Associates LLC.

23.2*	—	Consent of KPMG LLP.

23.3*	—	Consent of Ernst & Young LLP.

23.4*	—	Consent of Gaffney, Cline & Associates, Ltd.

23.5*	—	Consent of Woodburn and Wedge (included in Exhibit 5.1).

*	Filed herewith